Exhibit 99.2

News release for immediate release

Contact information:
Heather J. Wietzel, Vice President, Investor Relations
217-788-5144 | investorrelations@horacemann.com
Horace Mann reports second-quarter 2021 net income of $1.11 per share and record core earnings* of $1.02 per share
•Net income and core earnings per share both rose more than 50%, in line with earlier announcement
◦Unwavering commitment to education market and multi-year emphasis on products, distribution and infrastructure setting stage for success in post-vaccine environment
◦Sales momentum building in anticipation of back to school, net annuity contract deposits* lead progress with 16% increase
◦Net investment income rose $29 million or 36% on strong returns from alternatives portfolio, contributing to 10% increase in total revenues
•Book value per share up 10% and book value excluding net unrealized gains* up 9% from a year ago
•Reaffirming updated 2021 core EPS guidance of $3.50 to $3.70, with ROE above 10%
•Planned 2022 acquisition of Madison National will add new suite of employer-sponsored benefit products and new independent benefit broker distribution to K-12 school districts
◦Expecting 2022 EPS accretion from transaction to be in mid-single digits with approximately 50 basis point contribution to ROE
◦Growing market share supports progress toward long-term objective of sustainable double-digit ROE

SPRINGFIELD, Ill., Aug. 2, 2021 — Horace Mann Educators Corporation (NYSE:HMN) today reported financial results for the three months ended June 30, 2021:

($ in millions, except per share amounts)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Total revenues	$347.1	$314.9	10.2%	$669.1	$622.2	7.5%
Net income	46.7	30.5	53.1%	86.0	49.0	75.5%
Net investment gains (losses) after tax	3.9	2.5	N.M.	(3.2)	(12.0)	N.M.
Core earnings*	42.8	28.0	52.9%	89.2	61.0	46.2%
Per diluted share:
Net income	1.11	0.73	52.1%	2.04	1.17	74.4%
Net investment gains (losses) after tax	0.09	0.06	N.M.	(0.08)	(0.28)	N.M.
Core earnings per diluted share*	1.02	0.67	52.2%	2.12	1.45	46.2%
Book value per share				43.78	39.69	10.3%
Book value per share excluding net unrealized investment gains on fixed maturity securities*				35.78	32.93	8.7%
N.M. - Not meaningful.
* These measures are not based on accounting principles generally accepted in the United States of America (non-GAAP). They are reconciled to the most directly comparable GAAP measures in the Appendix to the Investor Supplement. An explanation of these measures is contained in the Glossary of Selected Terms included as an exhibit in the Company’s reports filed with the Securities and Exchange Commission.

The Horace Mann Companies 1 Horace Mann Plaza Springfield, Illinois 62715-0001
217-789-2500 www.horacemann.com

“Our record results through the first half of 2021 are indicative of Horace Mann’s financial strength and the stability of our multiline insurance and financial services model,” said Horace Mann President and CEO Marita Zuraitis. "We are ideally positioned to reach educators returning to a ‘more normal’ in-person teaching environment this fall. Our agency force is ready with solutions designed to help educators achieve lifelong financial success through both our traditional in-person back-to-school marketing activities, as well as virtual sales tools that were tested and proven over the past year. We are already seeing more educators focusing on their long-term financial security, as evidenced through our 15.6% increase in annuity contract deposits.
“As we announced last month, we now expect full-year 2021 core EPS in the range of $3.50 to $3.70, with return on equity over 10%,” Zuraitis continued. “Second quarter results benefited from stronger-than-anticipated net investment income returns and lower-than-guided catastrophe losses. At a segment level, our full-year outlook for the Property & Casualty, Retirement, and Supplemental segments are more positive than at the beginning of the year. Our Life segment is slightly below original expectations due to mortality costs in the first quarter that returned to actuarially expected ranges in the second quarter.
“Strong 2021 results will represent another step toward our long-term objective of a sustainable double-digit return on equity,” Zuraitis added. “Looking further ahead, our acquisition of Madison National Life Insurance Company will add a new suite of employer-sponsored benefit products and new independent benefit broker distribution upon our expected close in early 2022. Adding this complementary distribution channel will enable Horace Mann to serve every employee in a district with employer-sponsored solutions designed to help districts attract and retain good educators. Whether educators get protection through individual coverage or through their employer, Horace Mann will be able to provide it.
“We continue to build a track record of prudently allocating capital to maximize value for our shareholders,” concluded Zuraitis. “Similar to our 2019 acquisition of NTA, the acquisition of Madison National will be immediately accretive to EPS and ROE, and immediately contribute to a larger share of the education market. It also accelerates our progress on all fronts of our multi-year strategic plan: strengthening our product offerings, enhancing our distribution, and adding capabilities to our infrastructure.”

Property and Casualty segment benefits from strong net investment income
(All comparisons vs. same period in 2020, unless noted otherwise)
The Property and Casualty insurance segment primarily markets private passenger automobile insurance and residential home insurance. Horace Mann offers standard automobile coverages, including liability, collision and comprehensive. Property coverage includes both homeowners and renters policies. For both automobile and property coverage, Horace Mann offers educators a discounted rate and the Educator Advantage® package of features. The Property and Casualty segment represented 53% of 2020 total revenues and contributed $76.5 million to 2020 core earnings.

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
Property and Casualty premiums written*	$155.6	$156.1	-0.3%		$297.4	$309.7	-4.0%
Property and Casualty net income / core earnings*	19.3	11.3	70.8%		47.2	37.9	24.5%
Property and Casualty combined ratio	99.2%	95.4%	3.8	pts	92.7%	92.0%	0.7	pts
Property and Casualty underlying loss ratio*	64.9%	47.6%	17.3	pts	59.5%	53.0%	6.5	pts
Property and Casualty expense ratio	25.7%	26.2%	-0.5	pts	25.5%	26.1%	-0.6	pts
Property and Casualty catastrophe losses	11.3%	22.2%	-10.9	pts	9.1%	13.5%	-4.4	pts
Property and Casualty underlying combined ratio*	90.6%	73.8%	16.8	pts	85.0%	79.1%	5.9	pts
Auto combined ratio	93.3%	80.3%	13.0	pts	88.7%	86.3%	2.4	pts
Auto underlying loss ratio*	68.0%	50.1%	17.9	pts	63.3%	58.8%	4.5	pts
Property combined ratio	110.8%	123.9%	-13.1	pts	100.5%	103.3%	-2.8	pts
Property underlying loss ratio*	59.2%	43.0%	16.2	pts	51.5%	41.9%	9.6	pts

Property and Casualty premiums written of $155.6 million were flat with last year’s second quarter with new business volume remaining below historical levels as we work through the impact of the pandemic on sales. Auto average premiums were down slightly, driven in part by changes in miles driven. Property average premiums rose slightly, but with inflationary pressure continuing, adjustments to coverage values and rate are expected to play a greater role in the coming quarters. The auto policy retention rate remained strong and consistent with the prior year while the property retention rate remained in line with recent experience.
Overall, segment core earnings for the quarter rose 70.8%, due to the 244.4% increase in net investment income. The 3.8 point increase in the combined ratio reflected substantially lower catastrophe losses offset by a 16.8 point increase in the underlying combined ratio versus last year’s second quarter. The underlying auto loss ratio rose to 68.0%, reflecting both the anticipated increase in frequency as driving behaviors return to normal as well as higher severity due to inflationary pressure that are driving loss costs higher than 2020. Due in part to continued underwriting discipline, the underlying auto loss ratio remains below 2019 levels. The underlying property loss ratio rose to 59.2% for the quarter, driven primarily by increased frequency and severity of fire and non-weather water losses as well as overall inflation due to the cost of labor and materials.
In the second quarter, policyholders’ losses from 17 catastrophe events were $17.5 million, adding 11.3 points to the combined ratio compared to $34.7 million or 22.2 points in last year’s second quarter. The company’s updated full-year 2021 guidance assumes second-half catastrophe losses will contribute between $20 million and $25 million, in line with the 10-year average for second-half catastrophe losses.
Supplemental segment contributed $12.0 million to second-quarter earnings
(All comparisons vs. same period in 2020, unless noted otherwise)
The Supplemental insurance segment specializes in marketing supplemental insurance products, including cancer, heart, hospital, supplemental disability and accident for the education market. The segment represented 12% of 2020 total revenues and contributed $43.1 million to 2020 core earnings.

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
Sales*	$1.2	$0.7	71.4%		$2.2	$4.4	-50.0%
Premiums earned	31.6	33.3	-5.1%		63.3	66.3	-4.5%
Supplemental net income / core earnings*	12.0	9.5	26.3%		23.4	20.0	17.0%
Pretax profit margin(1)	40.0%	31.9%	8.1	pts	39.4%	34.0%	5.4	pts
(1)    Measured to total revenues.
Supplemental segment sales were $1.2 million in the second quarter, which improved over the 2021 first quarter as well as last year’s second quarter, but continued to reflect limited school access because of the COVID-19 pandemic. Sales growth is expected to accelerate through the second half of the year with the anticipated return to in-person learning this fall. Persistency remained very strong at 90.7%.
Strong core earnings reflected higher net investment income as well as favorable business trends including some continued short-term benefit from changes in policyholder behavior due to COVID-19. Segment expenses include the non-cash impact of amortization of intangible assets under purchase accounting that reduced core earnings by $3.0 million pretax. The pretax profit margin remains above management’s longer-term expectations because of the pandemic-related changes in policyholder behavior.
Retirement segment benefits from strong net investment spread
(All comparisons vs. same period in 2020, unless noted otherwise)
The Retirement segment primarily markets 403(b) tax-qualified fixed, fixed index and variable annuities; the Horace Mann Retirement Advantage® open architecture platform for 403(b)(7) and other defined contribution plans; and other retirement products to educators. Horace Mann is one of the largest participants in the K-12 educator portion of the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. The Retirement segment represented 21% of 2020 total revenues and contributed $28.2 million to 2020 core earnings.

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Net annuity contract deposits*	$117.4	$101.6	15.6%	$223.2	$207.4	7.6%
Annuity assets under management(1)				5,173.1	4,324.3	19.6%
Total assets under administration(2)				9,319.4	7,952.8	17.2%
Retirement net income / core earnings*	11.5	9.7	18.6%	22.1	8.8	151.1%
Retirement core earnings excluding DAC unlocking*	11.3	6.0	88.3%	21.3	8.3	156.6%
(1)     Amount reported as of June 30, 2021 excludes $818.9 million of assets under management held under modified coinsurance reinsurance.
(2)    Includes Annuity AUM, Brokerage and Advisory AUA, and Recordkeeping AUA.

Net annuity contract deposits rose 15.6% over last year’s second quarter. Horace Mann’s relationships with educators often begins with our 403(b) retirement savings products, including our attractive annuity products, and we are encouraged by the cross-sell opportunities they provide. Total cash value persistency remained strong at 94.8% for variable annuities and 95.0% for fixed annuities.
Horace Mann currently has $5.2 billion in annuity assets under management, including $2.2 billion of fixed annuities, $2.5 billion of variable annuities and $0.5 billion of fixed indexed annuities. Assets under administration, which includes Retirement Advantage and other advisory and recordkeeping assets, was up 17.2% from a year ago, as assets under management rose largely due to strong equity market performance over the past 12 months.
The net interest spread was 265 points, reflecting the strong returns from the alternatives portfolio. Core earnings excluding DAC unlocking was up 88.3%, primarily due to the strong net interest margin.

Life segment second-quarter core earnings more than doubled over prior year
(All comparisons vs. same period in 2020, unless noted otherwise)
The Life insurance segment primarily markets traditional term and whole life insurance products to educators. The Life segment represented 14% of 2020 total revenues and contributed $10.4 million to 2020 core earnings.

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020	Change
Total sales*	$4.3	$3.6	19.4%	$7.3	$6.9	5.8%
Annualized sales*	2.4	2.4	—%	4.4	4.4	—%
Life mortality costs	8.5	9.2	-7.6%	23.1	19.3	19.7%
Life net income / core earnings*	5.0	1.9	163.2%	5.7	2.5	128.0%

Life annualized sales were unchanged from last year on strong new sales of recurring premium policies and an increase in sales of single premium policies. Life core earnings for the quarter rose $3.1 million, reflecting strong net investment income growth and mortality costs in line with actuarial expectations. Full-year persistency for life products of 96.0% remains in line with prior periods.
Investment portfolio sees strong returns from alternatives portfolio
(All comparisons vs. same period in 2020, unless noted otherwise)
Horace Mann’s investment strategy is primarily focused on generating income to support product liabilities, and balances principal protection and risk. Total net investment income includes net investment income on the investment portfolio managed by Horace Mann, as well as accreted investment income on the deposit asset on reinsurance related to the company’s reinsurance of policy liabilities related to legacy individual annuities written in 2002 or earlier.

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020		Change
Pretax net investment income - investment portfolio	$84.1	$56.5	48.8%		$155.2	$115.1		34.8%
Pretax investment income - deposit asset on reinsurance	25.1	23.9	5.0%		49.5	47.6		4.0%
Total pretax net investment income	109.2	80.4	35.8%		204.7	162.7		25.8%
Pretax net investment gains (losses)	4.9	3.2	N.M.		(4.1)	(15.3)		N.M.
Pretax net unrealized investment gains on fixed maturity securities					505.6	417.6		21.1%
Investment yield, excluding limited partnership interests, pretax - annualized	4.30%	4.39%	-0.09	pts	4.25%	4.45%	-0.20	pts
N.M. - Not meaningful.

Total net investment income was up 35.8% or $28.8 million. Net investment income on the managed portfolio rose 48.8%, reflecting outsized returns in the alternatives portfolio in the second quarter, primarily benefiting the Property and Casualty segment. Several private equity funds saw realizations significantly above expectations during the quarter.
Pretax net investment gains (losses) were $4.9 million, with immaterial impairments on investments. The company’s fixed maturity securities portfolio is in a net unrealized investment gain position of $505.6 million at June 30, 2021.

Book value excluding net unrealized investment gains up 9% year over year
At June 30, 2021, shareholders’ equity was $1.82 billion, or $43.78 per share. Excluding net unrealized investment gains on fixed maturity securities, shareholders’ equity was $1.48 billion, or $35.78 per share.* At June 30, 2021, total debt was $413.5 million, with $135.0 million outstanding on the company’s line of credit. The ratio of debt-to-capital excluding net unrealized investment gains* was 21.8%.
As of June 30, 2021, $19.1 million remained authorized for future share repurchases under the share repurchase program.
Segment guidance
The company’s current guidance is for 2021 EPS in the range of $3.50 to $3.70 with core return on equity above 10%. Guidance was raised on July 1 from $3.00 to $3.20 due to strong second-quarter net investment income returns and lower-than-guided second-quarter catastrophe losses. Total 2021 net investment income now is expected to be in the range of $385 million to $405 million, largely due to a strong contribution from the alternative investment portfolio across all segments. In addition to improved net investment income, the revised full-year 2021 guidance assumes:
•Property and Casualty 2021 core earnings now expected to be in the range of $66 million to $70 million. Expected lower catastrophe losses are offset by an increase in the underlying loss ratio.
•Retirement 2021 core earnings now expected to be in the range of $43 million to $45 million.
•Life 2021 core earnings now expected to be in the range of $14 million to $16 million as higher first quarter 2021 mortality costs offset the anticipated increase in full-year net investment income.
•Supplemental 2021 core earnings now expected to be in the range of $41 million to $43 million in part due to a better than anticipated benefits ratio.
Quarterly webcast
Horace Mann’s senior management will discuss the company’s second-quarter financial results with investors on Aug. 3, 2021 at 8:00 a.m. Eastern Time. The conference call will be webcast live at investors.horacemann.com and archived later in the day for replay.
About Horace Mann
Horace Mann Educators Corporation (NYSE: HMN) is the largest financial services company focused on providing America’s educators and school employees with insurance and retirement solutions. Founded by Educators for Educators® in 1945, the company is headquartered in Springfield, Illinois. For more information, visit horacemann.com.
Safe Harbor Statement and Non-GAAP Measures
Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann is not under any obligation to (and expressly disclaims any such obligation to) update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Please refer to the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021 and the company’s past and future filings and reports filed with the Securities and Exchange Commission (SEC) for information concerning important factors that could cause actual results to differ materially from those in forward-looking statements. Information contained in this news release include measures which are based on methodologies other than accounting principles generally accepted in the United States of America (GAAP). Reconciliations of non-GAAP measures to the closest GAAP measures are contained in the Appendix to the Investor Supplement and additional descriptions of the non-GAAP measures are contained in the Glossary of Selected Terms included as an exhibit to the company’s SEC filings.
# # #

HORACE MANN EDUCATORS CORPORATION
Financial Highlights (Unaudited)

($ in millions, except per share data)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Earnings Summary
Net income	$46.7	$30.5	53.1%	$86.0	$49.0	75.5%
Net investment gains (losses), after tax	3.9	2.5	N.M.	(3.2)	(12.0)	N.M.
Core earnings*	42.8	28.0	52.9%	89.2	61.0	46.2%

Per diluted share:
Net income	$1.11	$0.73	52.1%	$2.04	$1.17	74.4%
Net investment gains (losses), after tax	0.09	0.06	N.M.	(0.08)	(0.28)	N.M.
Core earnings*	1.02	0.67	52.2%	2.12	1.45	46.2%
Weighted average number of shares and equivalent shares (in millions) - Diluted	42.1	42.0	0.2%	42.1	42.0	0.2%

Return on Equity
Net income return on equity - LTM(1)	9.8%	6.9%		9.8%	6.9%
Net income return on equity - annualized	10.6%	7.8%		9.5%	6.1%
Core return on equity - LTM*(2)	12.1%	9.0%		12.1%	9.0%
Core return on equity - annualized*	11.7%	8.3%		12.3%	9.0%

Financial Position
Per share:(3)
Book value				$43.78	$39.69	10.3%
Effect of net unrealized investment gains on fixed maturity securities(4)				$8.00	$6.76	18.3%
Dividends paid	$0.31	$0.30	3.3%	$0.62	$0.60	3.3%
Ending number of shares outstanding (in millions)(3)				41.5	41.3	0.5%
Total assets				$14,190.1	$12,571.7	12.9%
Short-term debt				135.0	135.0	—%
Long-term debt				278.5	302.2	-7.8%
Total shareholders’ equity				1,816.6	1,639.8	10.8%

Additional Information
Net investment gains (losses)
Before tax	$4.9	$3.2	N.M.	$(4.1)	$(15.3)	N.M.
After tax	3.9	2.5	N.M.	(3.2)	(12.0)	N.M.
Per share, diluted	$0.09	$0.06	N.M.	$(0.08)	$(0.28)	N.M.
N.M. - Not meaningful.
(1)    Based on last twelve months net income and average quarter-end shareholders’ equity.
(2)    Based on last twelve months core earnings and average quarter-end shareholders’ equity which has been adjusted to exclude the fair value adjustment for investments, net of the related impact on deferred policy acquisition costs and applicable deferred taxes.
(3)    Ending shares outstanding were 41,490,283 at June 30, 2021 and 41,315,424 at June 30, 2020.
(4)    Net of the related impact on deferred policy acquisition costs and applicable deferred taxes.

HORACE MANN EDUCATORS CORPORATION
Statements of Operations and Consolidated Data (Unaudited)

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Statements of Operations
Premiums and contract charges earned	$225.8	$225.4	0.2%	$453.4	$461.7	-1.8%
Net investment income	109.2	80.4	35.8%	204.7	162.7	25.8%
Net investment gains (losses)	4.9	3.2	N.M.	(4.1)	(15.3)	N.M.
Other income	7.2	5.9	22.0%	15.1	13.1	15.3%
Total revenues	347.1	314.9	10.2%	669.1	622.2	7.5%

Benefits, claims and settlement expenses	147.1	143.0	2.9%	281.4	281.7	-0.1%
Interest credited	51.2	50.7	1.0%	101.8	102.2	-0.4%
Operating expenses	60.5	55.7	8.6%	118.5	116.4	1.8%
DAC unlocking and amortization expense	23.5	20.4	15.2%	47.6	50.4	-5.6%
Intangible asset amortization expense	3.2	3.7	-13.5%	6.5	7.4	-12.2%
Interest expense	3.5	4.0	-12.5%	7.0	8.2	-14.6%
Total benefits, losses and expenses	289.0	277.5	4.1%	562.8	566.3	-0.6%

Income before income taxes	58.1	37.4	55.3%	106.3	55.9	90.2%
Income tax expense	11.4	6.9	65.2%	20.3	6.9	194.2%
Net income	$46.7	$30.5	53.1%	$86.0	$49.0	75.5%

Premiums Written and Contract Deposits*
Property and Casualty	$155.6	$156.1	-0.3%	$297.4	$309.7	-4.0%
Supplemental	31.7	33.7	-5.9%	63.3	66.3	-4.5%
Net annuity contract deposits	117.4	101.6	15.6%	223.2	207.4	7.6%
Life	29.5	27.6	6.9%	54.7	52.4	4.4%
Total	$334.2	$319.0	4.8%	$638.6	$635.8	0.4%

Segment Net Income (Loss)
Property and Casualty	$19.3	$11.3	70.8%	$47.2	$37.9	24.5%
Supplemental	12.0	9.5	26.3%	23.4	20.0	17.0%
Retirement	11.5	9.7	18.6%	22.1	8.8	151.1%
Life	5.0	1.9	163.2%	5.7	2.5	128.0%
Corporate and Other(1)	(1.1)	(1.9)	42.1%	(12.4)	(20.2)	38.6%
Net income	$46.7	$30.5	53.1%	$86.0	$49.0	75.5%
N.M. - Not meaningful.
(1)    Corporate and Other includes interest expense on debt and the impact of net investment gains and losses and other Corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments. See detail for this segment on page 12.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
Property and Casualty
Premiums written*	$155.6	$156.1	-0.3%		$297.4	$309.7	-4.0%
Premiums earned	155.0	156.2	-0.8%		310.8	322.7	-3.7%
Net investment income	21.7	6.3	244.4%		32.5	16.6	95.8%
Other income	1.2	0.8	50.0%		3.3	1.6	106.3%
Losses and loss adjustment expenses (LAE)	114.0	108.2	5.4%		208.7	212.6	-1.8%
Operating expenses (includes amortization expense)	39.9	40.9	-2.4%		79.4	84.1	-5.6%
Interest expense	—	0.1	-100.0%		0.1	0.3	-66.7%
Income before income taxes	24.0	14.1	70.2%		58.4	43.9	33.0%
Net income / core earnings*	19.3	11.3	70.8%		47.2	37.9	24.5%
Net investment income, after tax	17.7	5.5	221.8%		26.7	14.2	88.0%

Catastrophe losses
After tax	13.8	27.4	-49.6%		22.5	34.4	-34.6%
Before tax	17.5	34.7	-49.6%		28.5	43.5	-34.5%
Prior years’ reserves favorable development, before tax
Automobile	3.0	—	N.M.		3.0	1.0	N.M.
Property and other	1.2	1.0	N.M.		1.2	1.0	N.M.
Total	4.2	1.0	N.M.		4.2	2.0	N.M.

Operating statistics:
Loss and loss adjustment expense ratio	73.5%	69.2%	4.3	pts	67.2%	65.9%	1.3	pts
Expense ratio	25.7%	26.2%	-0.5	pts	25.5%	26.1%	-0.6	pts
Combined ratio	99.2%	95.4%	3.8	pts	92.7%	92.0%	0.7	pts
Effect on the combined ratio of:
Catastrophe losses	11.3%	22.2%	-10.9	pts	9.1%	13.5%	-4.4	pts
Prior years’ favorable reserve development	-2.7%	-0.6%	-2.1	pts	-1.4%	-0.6%	-0.8	pts
Combined ratio excluding the effects of catastrophe losses and prior years’ reserve development (underlying combined ratio)*	90.6%	73.8%	16.8	pts	85.0%	79.1%	5.9	pts

Risks in force (in thousands)					567	609	-6.9%
Automobile(1)					387	418	-7.4%
Property					180	191	-5.8%

Policy renewal rate - 12 months
Automobile(2)					81.9%	81.6%	0.3	pts
Property(2)					87.3%	87.5%	-0.2	pts
N.M. - Not meaningful.
(1)    Includes assumed risks in force of 4.
(2)    For the six months ended June 30, 2021, retention data is an estimate due to system conversion.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,				Six Months Ended June 30,
	2021	2020	Change		2021	2020	Change
Supplemental
Premiums and contract charges earned	$31.6	$33.3	-5.1%		$63.3	$66.3	-4.5%
Net investment income	6.3	4.0	57.5%		11.6	7.5	54.7%
Other income	0.6	0.6	—%		1.3	1.3	—%
Benefits	8.7	8.7	—%		18.3	19.4	-5.7%
Change in reserves	1.2	3.8	-68.4%		1.3	3.6	-63.9%
Interest credited	—	—	N.M.		0.1	—	N.M.
Operating expenses (includes DAC unlocking and amortization expense)	10.2	10.1	1.0%		20.6	20.2	2.0%
Intangible asset amortization expense	3.0	3.2	-6.3%		5.9	6.4	-7.8%
Income before income taxes	15.4	12.1	27.3%		30.0	25.5	17.6%
Net income / core earnings*	12.0	9.5	26.3%		23.4	20.0	17.0%

Benefits ratio(1)	31.3%	37.5%	-6.2	pts	31.0%	34.7%	-3.7	pts
Operating expense ratio(2)	26.5%	26.6%	-0.1	pts	27.0%	26.9%	0.1	pts
Pretax profit margin(3)	40.0%	31.9%	8.1	pts	39.4%	34.0%	5.4	pts

Premium persistency (rolling 12 months)	90.7%	89.3%	1.4	pts	90.7%	89.3%	1.4	pts
N.M. - Not meaningful.
(1)    Ratio of benefits plus change in reserves to earned premium.
(2)    Ratio of operating expenses to total revenues.
(3)    Ratio of income before taxes to total revenues.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	Change	2021	2020		Change
Retirement
Net annuity contract deposits	$117.4	$101.6	15.6%	$223.2	$207.4		7.6%
Variable	67.6	52.3	29.3%	129.2	110.1		17.3%
Fixed	49.8	49.3	1.0%	94.0	97.3		-3.4%
Contract charges earned	9.2	6.7	37.3%	17.8	14.1		26.2%
Net investment income	36.9	31.2	18.3%	72.9	61.0		19.5%
Interest credited	14.1	14.5	-2.8%	27.9	30.2		-7.6%
Net interest margin	22.8	16.7	36.5%	45.0	30.8		46.1%
Investment income - deposit asset on reinsurance	25.1	23.9	5.0%	49.5	47.6		4.0%
Interest credited - Reinsured block	25.9	24.9	4.0%	51.4	49.5		3.8%
Net interest margin - Reinsured block	(0.8)	(1.0)	20.0%	(1.9)	(1.9)		—%
Other income	4.9	4.1	19.5%	9.6	9.4		2.1%
Mortality loss and other reserve changes	(1.6)	(1.2)	-33.3%	(2.7)	(2.8)		3.6%
Operating expenses (includes DAC unlocking and amortization expense)	20.3	13.6	49.3%	40.6	38.5		5.5%
Intangible asset amortization expense	0.3	0.5	-40.0%	0.7	1.0		-30.0%
Income before income taxes	13.9	11.2	24.1%	26.5	10.1		162.4%
Net income / core earnings*	11.5	9.7	18.6%	22.1	8.8		151.1%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.2	$4.6	-95.7%	$1.0	$0.6		66.7%
Guaranteed minimum death benefit reserve	—	0.2	-100.0%	—	(0.1)		100.0%
Retirement contracts in force (in thousands)				229	230		-0.4%
Annuity accumulated account value on deposit / Assets under management				$5,173.1	$4,324.3		19.6%
Variable(1)				2,437.8	1,689.3		44.3%
Fixed				2,735.3	2,635.0		3.8%
Annuity accumulated value retention - 12 months
Variable accumulations				94.8%	94.9%	-0.1	pts
Fixed accumulations				95.0%	94.2%	0.8	pts

Life
Premiums written and contract deposits*	$29.5	$27.6	6.9%	$54.7	$52.4		4.4%
Premiums and contract charges earned	30.0	29.2	2.7%	61.5	58.6		4.9%
Net investment income	19.8	15.6	26.9%	39.4	31.2		26.3%
Other income	0.1	—	N.M.	0.2	—		N.M.
Death benefits/mortality cost/change in reserves	21.6	21.1	2.4%	50.4	43.3		16.4%
Interest credited	11.2	11.3	-0.9%	22.4	22.5		-0.4%
Operating expenses (includes DAC unlocking and amortization expense)	11.0	10.1	8.9%	21.3	21.0		1.4%
Income before income taxes	6.1	2.3	165.2%	7.0	3.0		133.3%
Net income / core earnings*	5.0	1.9	163.2%	5.7	2.5		128.0%
Pretax income increase (decrease) due to evaluation of:
Deferred policy acquisition costs	$0.1	$0.2	-50.0%	$—	$0.3		-100.0%
Life policies in force (in thousands)				200	201		-0.5%
Life insurance in force				$20,122	$19,565		2.8%
Lapse ratio - 12 months (Ordinary life insurance)				4.0%	4.2%	-0.2	pts
N.M. - Not meaningful.
(1)    Amount reported as of June 30, 2021 excludes $818.9 of assets under management held under modified coinsurance reinsurance.

HORACE MANN EDUCATORS CORPORATION
Business Segment Overview (Unaudited)

($ in millions)	Three Months Ended June 30,			Six Months Ended June 30,
	2021	2020	% Change	2021	2020	% Change
Corporate and Other(1)
Components of loss before tax:
Net investment gains (losses)	$4.9	$3.2	N.M.	$(4.1)	$(15.3)	N.M.
Interest expense	(3.5)	(3.9)	10.3%	(6.9)	(7.9)	12.7%
Other operating expenses, net investment income and other income	(2.8)	(1.6)	-75.0%	(4.7)	(3.4)	-38.2%
Loss before income taxes	(1.4)	(2.3)	39.1%	(15.7)	(26.6)	41.0%
Net loss	(1.1)	(1.9)	42.1%	(12.4)	(20.2)	38.6%

Investments
Retirement and Life
Fixed maturity securities, at fair value (amortized cost, net 2021, $4,687.1; 2020, $4,251.5)				$5,087.3	$4,579.9	11.1%
Equity securities, at fair value				106.3	79.2	34.2%
Short-term investments				77.1	157.6	-51.1%
Policy loans				144.6	151.4	-4.5%
Limited partnership interests				383.0	257.9	48.5%
Other investments				57.9	37.1	56.1%
Total Retirement and Life investments				5,856.2	5,263.1	11.3%
Property and Casualty
Fixed maturity securities, at fair value (amortized cost, net 2021, $775.5; 2020, $808.0)				847.5	867.5	-2.3%
Equity securities, at fair value				31.1	7.5	314.7%
Short-term investments				1.4	14.4	-90.3%
Limited partnership interests				164.8	115.0	43.3%
Other investments				1.1	1.1	—%
Total Property and Casualty investments				1,045.9	1,005.5	4.0%
Supplemental
Fixed maturity securities, at fair value (amortized cost, net 2021, $586.8; 2020, $544.9)				620.2	574.6	7.9%
Equity securities, at fair value				7.3	3.6	102.8%
Short-term investments				7.7	11.7	-34.2%
Policy loans				0.9	0.8	12.5%
Limited partnership interests				37.9	19.3	96.4%
Other investments				3.1	1.8	72.2%
Total Supplemental investments				677.1	611.8	10.7%
Corporate and Other
Equity securities, at fair value				1.0	—	N.M.
Short-term investments				7.3	0.4	N.M.
Total Corporate and Other investments				8.3	0.4	N.M.
Total investments				$7,587.5	$6,880.8	10.3%
Net investment income - investment portfolio
Before tax	$84.1	$56.5	48.8%	$155.2	$115.1	34.8%
After tax	67.0	45.2	48.2%	123.6	92.0	34.3%
Investment income - deposit asset on reinsurance
Before tax	$25.1	23.9	5.0%	$49.5	47.6	4.0%
After tax	19.8	18.9	4.8%	39.1	37.6	4.0%
N.M. - Not meaningful.
(1)    The Corporate and Other segment includes interest expense on debt and the impact of investment gains and losses and other corporate level items. The Company does not allocate the impact of corporate level transactions to the insurance segments consistent with how management evaluates the results of those segments.